UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 27, 2017

Date of Report (Date of earliest event reported)

SONUS NETWORKS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware		82-1669692
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 TECHNOLOGY PARK DRIVE, WESTFORD, MASSACHUSETTS 01886

(Address of Principal Executive Offices) (Zip Code)

(978) 614-8100

(Registrant’s telephone number, including area code)

SOLSTICE SAPPHIRE INVESTMENTS, INC.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

On October 27, 2017, Sonus Networks, Inc., a Delaware corporation (formerly Solstice Sapphire Investments, Inc. and referred to herein as the “Company”), became the parent of Sonus, Inc., a Delaware corporation (formerly Sonus Networks, Inc. and referred to herein as “Former Sonus”) and GENBAND, GB and GB II (each as defined below), as a result of the merger transactions described in Item 2.01 below (the “Mergers”). The Mergers were effected pursuant to the Agreement and Plan of Merger, dated as of May 23, 2017 (the “Merger Agreement”), by and among Former Sonus, the Company, Solstice Sapphire, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Solstice Merger Sub”), Green Sapphire Investments LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Cayman Merger Sub”), Green Sapphire LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“GB Merger Sub”), GENBAND Holdings Company, a Cayman Islands exempted company limited by shares (“GENBAND”), GENBAND Inc., a Delaware corporation (“GB”), and GENBAND II, Inc., a Delaware corporation (“GB II”). In connection with the Mergers, the Company was renamed “Sonus Networks, Inc.”

Item 1.01                                           Entry into a Material Definitive Agreement.

Principal Stockholders Agreement

On October 27, 2017, in connection with the consummation of the Mergers, the Company entered into a principal stockholders agreement (the “Stockholders Agreement”) with Heritage PE (OEP) II, L.P. and Heritage PE (OEP) III, L.P. (the “OEP Stockholders”), principal stockholders of GENBAND and GB, respectively, prior to the Mergers. The Stockholders Agreement sets forth certain arrangements and contains various provisions relating to board representation, standstill restrictions and transfer restrictions as further described below.

For purposes of the Stockholders Agreement, “independent director” means a person nominated or serving as a director on the Company’s Board of Directors (the “Board”) who: (i) is independent for purposes of the rules of the Nasdaq Stock Market and the Securities and Exchange Commission (the “SEC”); (ii) does not then serve and has not served as a director, officer, partner or other senior-level employee (or other employee or consultant within the prior five years) of, and does not otherwise then receive (and has not at any time otherwise received) any material compensation from, any OEP Stockholder or any of its affiliates; and (iii) does not then serve (and has not at any time within the prior two years served) as a director, officer, employee or consultant of, and does not otherwise then receive (and has not at any time within the prior two years otherwise received) any compensation from, any portfolio company of any OEP Stockholder or any of its affiliates or any other third party that owns 15% or more of the issued and outstanding Shares (as defined in the Stockholders Agreement). Certain qualifications and exclusions apply to the foregoing definition, and the nominating and corporate governance committee of the Board may waive certain of the foregoing independent director requirements in certain circumstances.

The Stockholders Agreement provides that, for so long as the OEP Stockholders in the aggregate continue to beneficially own at least 10% of the Shares beneficially owned on the date of the Stockholders Agreement, the Board will be comprised of nine directors or such other number approved by the Board, subject to the following:

•                  for so long as the OEP Stockholders beneficially own at least 80% of the Shares beneficially owned in the aggregate on the date of the Stockholders Agreement, the OEP Stockholders will have the right to nominate five Board members, of which at least two must be independent directors;

•                  from and after the first time that the OEP Stockholders beneficially own less than 80% of the Shares beneficially owned in the aggregate on the date of the Stockholders Agreement, the number of directors that the OEP Stockholders will have the right to nominate will be reduced to four Board members, of which at least one must be an independent director;

•                  from and after the first time that the OEP Stockholders beneficially own less than 70% of the Shares beneficially owned in the aggregate on the date of the Stockholders Agreement, the number of directors that the OEP Stockholders will have the right to nominate will be reduced to three Board members, of which at least one must be an independent director;

•                  from and after the first time that the OEP Stockholders beneficially own less than 50% of the Shares beneficially owned in the aggregate on the date of the Stockholders Agreement, the number of directors that the OEP Stockholders will have the right to nominate will be reduced to two Board members, neither of whom need be an independent director;

•                  from and after the first time that the OEP Stockholders beneficially own less than 30% of the Shares beneficially owned in the aggregate on the date of the Stockholders Agreement, the number of directors that the OEP Stockholders will have the right to nominate will be reduced to one Board member, who does not need to be an independent director; and

•                  upon the first date that the OEP Stockholders beneficially own less than 10% of the Shares they beneficially owned as of the date of the Stockholders Agreement, the OEP Stockholders will have no board designation rights and the Company may require any designees of the OEP Stockholders to resign from the Board.

In addition, the Stockholders Agreement contains provisions regarding the composition and members of the committees of the Board, and voting by the OEP Stockholders with respect to nominees for election as directors.

The Stockholders Agreement contains certain standstill provisions restricting the OEP Stockholders from acquiring (or seeking or making any proposal or offer with respect to acquiring) additional Shares or any security convertible into Shares or any assets, indebtedness or businesses of the Company or any of its subsidiaries. Certain customary exclusions apply, and acquisitions of Shares by the OEP Stockholders will be permitted in open market acquisitions during open trading windows, following the determination of a majority of the Company’s independent directors not to cause the Company to repurchase a material amount of Shares during such trading window. These restrictions are subject to certain customary exclusions. The standstill restrictions apply from the date of the Stockholders Agreement until the earlier of the acquisition of the Company by a third party in a change of control transaction as discussed in further detail below and when the OEP Stockholders no longer have any rights to nominate or designate nominees to the Board.

Without the approval of a majority of the independent directors, no OEP Stockholder may enter into or affirmatively support any transaction resulting in a change of control of the Company in which any OEP Stockholder receives per Share consideration as a holder of Shares in excess of that to be received by other holders of Shares.

For 180 days following the effective time of the Mergers, no OEP Stockholder may transfer any voting Shares that it beneficially owns (except to a permitted transferee that agrees to hold shares subject to the terms of the Stockholders Agreement). Thereafter, until three years following the effective time of the Mergers, except as otherwise approved by a majority of the Company’s independent directors, no OEP Stockholder may transfer any voting Shares that it beneficially owns if such transfer involves more than 15% of the outstanding voting Shares or if the transferee would own 15% of the outstanding voting Shares following such transfer, unless the transferee agrees to be subject to the Stockholders Agreement.

The Stockholders Agreement will terminate by mutual consent of a majority in interest of the OEP Stockholders and the Company (including the approval by a majority of the Company’s independent directors) or when the OEP Stockholders, in the aggregate, beneficially own less than 2% of the issued and outstanding Shares.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Stockholders Agreement, which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Registration Rights Agreement

On October 27, 2017, in connection with the consummation of the Mergers, the Company entered into a registration rights agreement with the OEP Stockholders (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the OEP Stockholders were granted certain registration rights beginning on the 180th day following the consummation of the Mergers, including (i) the right to request that the Company file an automatic shelf registration statement and effect unlimited underwritten offerings pursuant to such shelf registration statement; (ii) unlimited demand registrations; and (iii) unlimited piggyback registration rights that allow holders of registrable shares to require that shares of Company Common Stock owned by such holders be included in certain registration statements filed by the Company, in each case subject to the transfer restrictions contained in the Stockholders Agreement. In connection with these registration rights, the Company has agreed to effect certain procedural actions, including taking certain actions to properly effect any registration statement or offering and to keep the participating OEP Stockholders reasonably informed with adequate opportunity to comment and review, as well as customary indemnification and contribution agreements.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement, which is filed as Exhibit 99.2 hereto and is incorporated herein by reference.

Credit Agreement

On July 1, 2016, GENBAND, which became a wholly owned subsidiary of the Company following the GENBAND Merger (as defined below), Genband US LLC (the “US Borrower”) and Genband Ireland Limited (the “Irish Borrower”) entered into a Credit Agreement with a syndicate of lenders, including Silicon Valley Bank, as administrative agent.  Such Credit Agreement has been amended by the First Amendment to Credit Agreement dated as of September 29, 2016, the Second Amendment to Credit Agreement dated as of January 17, 2017, the Third Amendment to Credit Agreement dated as of May 31, 2017, the Fourth Amendment to Credit Agreement and First Amendment to Guarantee and Collateral Agreement dated as of October 6, 2017, and the Fifth Amendment to Credit Agreement and Consent (the “Fifth Amendment”) dated as of October 26, 2017 (such Credit Agreement, as so amended, the “Credit Agreement”).

The Credit Agreement includes (i) $45 million of commitments from the lenders to the US Borrower (the “US Credit Facility”), the full amount of which is available for revolving loans and $7.5 million of which is available for letters of credit and (ii) $15 million of commitments from the lenders to the Irish Borrower (the “Irish Credit Facility”), the full amount of which is available for revolving loans and $7.5 million of which is available for letters of credit, but the aggregate amount of loans and letters of credit under the Credit Agreement cannot exceed $50 million.  The senior secured credit facilities established by the Credit Agreement are scheduled to mature in July 2019. As of September 30, 2017, the aggregate amount of (a) revolving loans outstanding under the US Credit Facility was $8 million, (b) letters of credit issued under the US Credit Facility was $0.3 million, (c) revolving loans outstanding under the Irish Credit Facility was $5 million and (d) letters of credit issued under the Irish Credit Facility was $2.6 million.  The Credit Agreement includes procedures for additional financial institutions to become lenders, or for any existing lender to increase its commitment under either facility, subject to an aggregate increase of $75 million for all incremental commitments under the Credit Agreement.

The indebtedness and other obligations under the US Credit Facility are unconditionally guaranteed on a senior secured basis by GENBAND and substantially all of the wholly-owned domestic subsidiaries of GENBAND (collectively, the “US Guarantors”).  The indebtedness and other obligations under the Irish Credit Facility are unconditionally guaranteed on a senior secured basis by GENBAND, the US Borrower, the US Guarantors, each subsidiary of GENBAND that is a direct or indirect parent company of the Irish Borrower and each other subsidiary of GENBAND that is not immaterial (collectively, the “Irish Guarantors”).  The US Credit Facility is secured by first-priority liens on substantially all of the assets of GENBAND, the US Borrower and the US Guarantors.  The Irish Credit Facility is secured by first-priority liens on substantially all of the assets of the Irish Borrower and the Irish Guarantors.

The Credit Agreement requires periodic interest payments until maturity. The borrowers may prepay all revolving loans under the Credit Agreement at any time without premium or penalty (other than customary LIBOR breakage costs), subject to certain notice requirements.

Revolving loans under the Credit Agreement bear interest at the applicable borrower’s option at either the LIBOR rate plus a margin ranging from 2.50% to 3.00% per year or the base rate (the highest of the Federal Funds rate plus 0.50%, or the prime rate announced from time to time in The Wall Street Journal) plus a margin ranging from 1.50% to 2.00% per year (such margins being referred to as the “Applicable Margin”). The Applicable Margin varies depending on GENBAND’s consolidated leverage ratio (as defined in the Credit Agreement). The borrowers are charged a commitment fee ranging from 0.25% to 0.40% per year on the daily amount of the unused portions of the commitments under the Credit Agreement.  Additionally, with respect to all letters of credit outstanding under the Credit Agreement, the borrowers are charged a fronting fee of 0.125% per year and a participation fee equal to the Applicable Margin for base rate loans times the amount available to be drawn under each letter of credit.

The Credit Agreement includes the following financial covenants that are tested on a quarterly basis:

•                  the minimum consolidated quick ratio (as defined in the Credit Agreement) is (i) 0.90 to 1.00 for the fiscal quarter ended September 30, 2017 and (ii) 1.00 to 1.00 for each fiscal quarter ending after September 30, 2017;

•                  the minimum consolidated interest coverage ratio (as defined in the Credit Agreement) is (i) 1.50 to 1.00 for the fiscal quarter ended September 30, 2017 and (ii) 3.00 to 1.00 for each fiscal quarter ending after September 30, 2017; and

•                  the maximum consolidated leverage ratio (as defined in the Credit Agreement) is (i) 3.50 to 1.00 for the fiscal quarter ended September 30, 2017, (ii) 2.75 to 1.00 for the fiscal quarters ending December 31, 2017 and March 31, 2018 and (iii) 2.50 for each fiscal quarter ending after March 31, 2018.

In addition, the Credit Agreement contains various covenants that, among other restrictions, limit GENBAND’s and its subsidiaries’ ability to:

•                  incur or assume indebtedness;

•                  grant or assume liens;

•                  make acquisitions or engage in mergers;

•                  sell, transfer, assign or convey assets;

•                  repurchase equity and make dividends and certain other restricted payments;

•                  make investments;

•                  engage in transactions with affiliates;

•                  enter into sale and leaseback transactions;

•                  enter into burdensome agreements;

•                  change the nature of its business;

•                  modify their organizational documents; or

•                  amend or make prepayments on certain junior debt.

The Credit Agreement contains events of default that are customary for a secured credit facility.  If an event of default relating to bankruptcy or other insolvency events with respect to a borrower occurs, all obligations under the Credit Agreement will immediately become due and payable. If any other event of default exists under the Credit Agreement, the lenders may accelerate the maturity of the obligations outstanding under the Credit Agreement and exercise other rights and remedies, including charging a default rate of interest equal to 2.00% per year above the rate that would otherwise be applicable. In addition, if any event of default exists under the Credit Agreement, the lenders may commence foreclosure or other actions against the collateral.

If any default exists under the Credit Agreement, or if GENBAND or the borrowers are unable to make any of the representations and warranties in the Credit Agreement at the applicable time, the borrowers will be unable to borrow funds or have letters of credit issued under the Credit Agreement, which, depending on the circumstances prevailing at that time, could have a material adverse effect on the borrowers’ liquidity and working capital.

After giving effect to the Fifth Amendment, the Credit Agreement permits the merger of Green Sapphire Investments LLC with and into GENBAND, with GENBAND surviving as a direct subsidiary of the Company.

The foregoing summary is qualified in its entirety by reference to the complete text of the Credit Agreement.

The information set forth in the Introductory Note and Items 2.01 and 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.01                                           Completion of Acquisition or Disposition of Assets.

Effective October 27, 2017 (the “Closing Date”), Former Sonus and GENBAND, GB and GB II completed the previously announced transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, on the Closing Date, (i) Solstice Merger Sub merged with and into Former Sonus, with Former Sonus surviving the merger as a wholly owned subsidiary of the Company (the “Sonus Merger”), (ii) Cayman Merger Sub merged with and into GENBAND, with GENBAND surviving the merger as a wholly owned subsidiary of the Company (the “GENBAND Merger”), (iii) GB merged with and into GB Merger Sub, with GB Merger Sub surviving the merger as a wholly owned subsidiary of the Company (the “GB Merger”), and (iv) GB II merged with and into GB Merger Sub, with GB Merger Sub surviving the merger as a wholly owned subsidiary of the Company (the “GB II Merger”).

At the effective time of the Sonus Merger, each share of common stock, par value $0.001 per share, of Former Sonus (“Former Sonus Common Stock”) issued and outstanding (other than shares of Former Sonus Common Stock owned by Former Sonus, which were cancelled and ceased to exist) was converted into the right to receive one share of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”). At the effective time of the GENBAND Merger, each share of capital stock or other equity interests of GENBAND issued and outstanding (other than shares of capital stock or other equity interests of GENBAND owned by (i) GENBAND, which were cancelled and ceased to exist, and (ii) GB or GB II, each of which was converted into one share of GENBAND (as the surviving entity of the GENBAND Merger)) was converted into the right to receive a portion of a share of Company Common Stock, calculated as described in the Merger Agreement, and such share’s portion of the promissory note issued by the Company to certain GENBAND shareholders having an aggregate principal amount of $22.5 million (as described below in Item 2.03) that the holder of such GENBAND share is entitled to receive under GENBAND’s Articles of Association.  At the effective time of the GB Merger and the GB II Merger, respectively, each share of GB and GB II common stock issued and outstanding, respectively (other than GB common stock owned by GB and GB II common stock owned by GB II, which were, in each case, cancelled and ceased to exist), was converted into the right to receive a share of Company Common Stock multiplied by the exchange ratio described in the Merger Agreement.

In addition, in connection with the consummation of the Mergers, the Company repaid GENBAND’s long-term debt, including both principal and unpaid interest, to a related party totaling approximately $48 million and repaid GENBAND’s management fees due to a representative of a majority shareholder totaling $10.3 million.

Pursuant to the Merger Agreement, (i) each Former Sonus stock option outstanding as of five business days prior to the Closing Date became vested in full as of that date (to the extent not previously vested), and the holders of such Former Sonus stock options were permitted to exercise such awards on or prior to the date that was three business days prior to the Closing Date; (ii) to the extent not exercised as of the end of the day three business days prior to the Closing Date, each Former Sonus stock option granted under the Sonus Assumed Performance Technologies, Incorporated 2003 Omnibus Incentive Plan, the Sonus 2008 Stock Incentive Plan and the Sonus Assumed Performance Technologies, Incorporated 2012 Stock Incentive Plan (collectively, the “Specified Plans”) was, as of the effective time of the Mergers, assumed by the Company and converted into an option to purchase that number of shares of Company Common Stock equal to the number of shares of Former Sonus Common Stock subject to such option immediately prior to the effective time, at an exercise price per share equal to the exercise price per share of such option immediately prior to the effective time, and continues to have, and be subject to, the same terms and conditions (including vesting arrangements and other terms and conditions set forth in the applicable plan and option agreement) as in effect immediately prior to the effective time of the Mergers; (iii) effective as of the end of the day that was three business days prior to the Closing Date, all Former Sonus stock options other than Former Sonus stock options granted under the Specified Plans were cancelled to the extent not exercised as of such time; (iv) Former Sonus restricted stock units (“Former Sonus RSUs”) that were vested by their terms as of immediately prior to the effective time of the Mergers (after taking into account any accelerated vesting that occurred by reason of the Mergers) were settled in shares of Former Sonus Common Stock, and each Former Sonus RSU that was not then vested by its terms (after taking into account any accelerated vesting that occurred by reason of the Mergers) and settled in shares of Former Sonus Common Stock was, as of the effective time, assumed by the Company and converted into a new award of restricted stock units of the Company covering a number of shares of Company Common Stock equal to the total number of shares of Former Sonus Common Stock then underlying such Former Sonus RSU and continues to have, and be subject to, the same terms and conditions (including the vesting arrangements (and accelerated vesting arrangements) and other terms and conditions set forth in any applicable plan and award agreement) as in effect immediately prior to the effective time of the Mergers; and (v) each share of Former Sonus Common Stock issued pursuant to an equity compensation plan of Former Sonus or any of its subsidiaries that was subject to forfeiture or repurchase restrictions that was not vested by its terms (after taking into account any accelerated vesting that occurred by reason of the Mergers) was, as of the effective time, converted into shares of Company Common Stock and continues to have, and be subject to, the same terms and conditions (including the forfeiture and repurchase restrictions set forth in any applicable plan and award agreement) as in effect immediately prior to the effective time of the Mergers.  In addition, all shares of Former Sonus Common Stock due upon exercise of options granted under Former Sonus’ Amended and Restated 2000 Employee Stock Purchase Plan, as amended, were issued prior to the effective time of the Mergers, and no such options were outstanding as of the effective time.

Immediately following the Mergers, the Company had approximately 102,575,842 shares of Company Common Stock issued and outstanding (which includes approximately 860,426 unvested shares underlying restricted stock grants that are not considered to be outstanding for accounting purposes).  Based on Former Sonus’ closing per share price of $8.14 on the Closing Date, the shares of Company Common Stock issued in connection with the Mergers had an aggregate value of approximately $835 million.

The issuance of shares of Company Common Stock in connection with the Mergers, as described above, was registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-4 (File No. 333-219008) (the “Registration Statement”), filed by the Company with the SEC and declared effective on September 22, 2017. The joint proxy statement/prospectus included in the Registration Statement (the “Joint Proxy Statement/Prospectus”), and filed by Former Sonus with the SEC on September 22, 2017, contains additional information about the Mergers. Additional information about the Mergers is also contained in Current Reports on Form 8-K filed by Former Sonus and incorporated by reference into the Joint Proxy Statement/Prospectus.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

The Merger Agreement contains representations, warranties, covenants and other terms, provisions and conditions that the parties made to each other as of specific dates. The assertions embodied therein were made solely for purposes of the Merger Agreement, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating their respective terms. Moreover, they may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. For the foregoing reasons, no person should rely on such representations, warranties, covenants or other terms, provisions or conditions as statements of factual information at the time they were made or otherwise.

This Current Report on Form 8-K establishes the Company as the successor issuer to Former Sonus pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Pursuant to 12g-3(a) under the Exchange Act, shares of Company Common Stock are deemed to be registered under Section 12(b) of the Exchange Act, and the Company is subject to the informational requirements of the Exchange Act, and the rules and regulations promulgated thereunder.  The Company hereby reports this succession in accordance with Rule 12g-3(f) under the Exchange Act. On October 30, 2017, shares of Company Common Stock began trading on the NASDAQ Global Select Market (“NASDAQ”) under the ticker symbol “SONS.” The description of the Company Common Stock set forth in the Joint Proxy Statement/Prospectus is incorporated herein by reference.

The information set forth in the Introductory Note and Item 5.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.01.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 27, 2017, in connection with the consummation of the Mergers and pursuant to the Merger Agreement, the Company issued to certain GENBAND shareholders a promissory note in the original principal amount of $22.5 million, most of which is payable to one of the OEP Stockholders (the “Promissory Note”). The Promissory Note does not amortize and the principal thereon is payable in full on the third anniversary of its execution. Interest on the Promissory Note is payable quarterly in arrears and accrues at a rate of 7.5% per annum for the first six months after issuance, and thereafter at a rate of 10% per annum. Accrued interest on the Promissory Note may be paid in cash or, if not paid in cash, may be added to the principal balance owed to the payee of the Promissory Note.  The failure to make any payment under the Promissory Note when due and, with respect to payment of any interest (unless added to the principal balance owed to the payee of the Promissory Note), the continuation of such failure for a period of thirty days thereafter, constitutes an event of default under the Promissory Note. If an event of default occurs under the Promissory Note, the payees may, subject to the Subordination Terms (as defined below), declare the entire balance of the Promissory Note due and payable (including principal and accrued and unpaid interest).  As used herein, “Subordination Terms” means the subordination of payment of the Promissory Note to the prior payment in full in cash of the Credit Agreement.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the form of Promissory Note, which is filed as Exhibit 99.3 hereto and is incorporated herein by reference.

The information set forth in Items 1.01 and 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.01                                           Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Prior to the Mergers, shares of Former Sonus Common Stock were registered pursuant to Section 12(b) of the Exchange Act and were listed on NASDAQ.  In connection with the consummation of the Mergers, on the Closing Date, Former Sonus requested that NASDAQ file a Form 25 to withdraw the shares of Former Sonus Common Stock from listing on NASDAQ, and the Company requested that NASDAQ initiate trading of the Company Common Stock. The shares of Former Sonus Common Stock were suspended from trading on NASDAQ prior to the open of trading on October 30, 2017, and the shares of Company Common Stock will commence trading on NASDAQ as of the open of trading on October 30, 2017. Former Sonus intends to file with the SEC a certification on Form 15 under the Exchange Act, requesting the deregistration of Former Sonus Common Stock and suspending Former Sonus’ reporting obligations under Sections 13 and 15(d) of the Exchange Act.

The information set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.01.

Item 3.03                                           Material Modification to Rights of Security Holders.

The information set forth in the Introductory Note and Items 1.01, 2.01, 3.01, 5.01 and 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.01                                           Changes in Control of Registrant.

Prior to the consummation of the Mergers, the Company was a wholly owned subsidiary of Former Sonus. As a result of the Mergers, and upon effectiveness of the Mergers, a change in control of the Company occurred and shares of Company Common Stock are now held by former holders of Former Sonus Common Stock and former holders of GENBAND, GB and GB II capital stock and other equity interests.

The information set forth in the Introductory Note and Items 1.01, 2.01, 3.03 and 5.02 of this Current Report on Form 8-K is incorporated by reference into this Item 5.01.

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation and Appointment of Directors

In accordance with the terms of the Merger Agreement, each of Jeffrey Snider and Susan Villare resigned from his or her position as a member of the Board, and any committee thereof, effective as of the effective time of the Mergers, and the following individuals were elected to the Board:

Raymond P. Dolan

Kim S. Fennebresque

Bruns H. Grayson

Franklin (Fritz) W. Hobbs

Beatriz V. Infante

Richard J. Lynch (Chair)

Kent J. Mathy

Scott E. Schubert

Richard W. Smith

Committee Appointments

Effective upon the consummation of the Mergers, the Board established the following standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The individuals set forth below were appointed to such committees:

Audit Committee:

Scott E. Schubert (Chair)

Bruns H. Grayson

Beatriz V. Infante

Compensation Committee:

Kim S. Fennebresque (Chair)

Franklin (Fritz) W. Hobbs

Beatriz V. Infante

Nominating and Corporate Governance Committee:

Kim S. Fennebresque (Chair)

Richard J. Lynch

Scott E. Schubert

Resignation and Appointment of Officers

In connection with the consummation of the Mergers, Susan Villare resigned from her position as President and Treasurer of the Company, and the Board appointed the following individuals as officers of the Company. The names of these officers and their respective positions are indicated below:

Name	Position
Raymond P. Dolan	President and Chief Executive Officer (principal executive officer)
Daryl Raiford	Chief Financial Officer (principal financial officer)
David Walsh	Kandy, Corporate Development, Integration
Michael Swade	Worldwide Sales—Core
Patrick Joggerst	Worldwide Marking, Growth-related Worldwide Sales
Kevin Riley	Chief Technology Officer, including Growth-related Research and Development
John McCready	Core Research and Development, PLM
Steven Bruny	Global Operations, including Services and Manufacturing
Jeffrey Snider	General Counsel, Chief Administrative Officer, Secretary
Rick Marmurek	Chief Accounting Officer (principal accounting officer)

Biographical information for each of the above-named officers is set forth below.

Name (Age)	Biographical Information
Raymond P. Dolan (59)

Mr. Dolan will serve as President and Chief Executive Officer of the Company. Prior to the Mergers, he served as Former Sonus’ President, Chief Executive Officer and a director since October 2010, and was responsible for the strategic direction and management of Former Sonus. From 2006 to 2008, Mr. Dolan served as Chief Executive Officer of QUALCOMM/Flarion Technologies, a developer of mobile broadband communications technologies, as well as Senior Vice President of QUALCOMM Incorporated. Prior to its acquisition by QUALCOMM in 2006, Mr. Dolan served as Chairman and Chief Executive Officer of Flarion Technologies. He has served on the Board of Directors of American Tower Corporation since 2003, including as a member of the Compensation Committee since 2016 and as a member of the Nominating and Corporate Governance Committee from 2004 until 2016. He also served on the Board of Directors of NII Holdings, Inc. from 2008 until 2012.

Daryl Raiford (54)

Mr. Raiford will serve as Chief Financial Officer of the Company. Prior to the Mergers, he served as Executive Vice President and Chief Financial Officer at GENBAND since 2010. Between 2007 and 2010, Mr. Raiford served as Vice President and Chief Accounting Officer and Vice President of Business Transformation at Freescale Semiconductor. From 2004 through 2007, Mr. Raiford was Executive Vice President and Chief Financial Officer of New York-based Travelport, responsible for the worldwide finance and administrative functions of this global travel distribution firm. Before Travelport, Mr. Raiford spent five years at Compaq Computer Corporation and Hewlett Packard, holding several strategic positions including Vice President of Finance and Administration for the Americas at HP and Corporate Controller at Compaq. He also served as Chief Financial Officer for Shell Technology Ventures, based in Houston and The Hague. Mr. Raiford served ten years at Price Waterhouse in London and Houston, and is a Certified Public Accountant.

David Walsh (56)

Mr. Walsh will serve in the role of Kandy, Corporate Development, Integration for the Company. Prior to the Mergers, he served as President and Chief Executive Officer of GENBAND since July 2013 and Chairman of GENBAND since September 2010. Previously, Mr. Walsh was a Managing Director of One Equity Partners (“OEP”) from 2001 until July 2013. Mr. Walsh has served on the Board of Directors of Aligned Energy LLC, an infrastructure technology company, from May 2013 to February 2015 and as Chairman of Nortel Networks Netas Telekomunikasyon A.S., Turkey’s leading IT services business, from December 2000 to July 2017. In June 2017, Mr. Walsh was appointed Chairman of PledgeMusic, a unique marketplace where fans and artists connect. Mr. Walsh has also served on the Board of Directors of Telwares Inc., a technology consulting firm that was sold to Alsbridge, Inc., from 2004 to 2012 and served on the Board of SAVVIS, a web hosting and managed services business that was sold to CenturyLink, Inc., from 2005 to 2007. He was Chairman of WestCom Corporation, a global network services company that was sold to IPC Communications, Inc., which we refer to as IPC, from 2005 to 2007, and was the Chairman of Telerate, Inc. (formerly Moneyline Telerate, Inc.), an OEP investment sold to Reuters Group PLC, from 2001 to 2005. Mr. Walsh was also a member of the Board of Directors of IPC from 1997 to 2000. In addition, Mr. Walsh founded IXnet, Inc. in 1993 and served as its Chief Executive Officer and Chairman until its sale to Global Crossing Ltd. in 1998, at which time he became President and Chief Operating Officer through 2001. Mr. Walsh also founded Voyager Networks in 1993 and, in 1998, sold it to Global Center, which subsequently merged with Frontier Communications.

Michael Swade (54)

Mr. Swade will serve as Worldwide Sales—Core for the Company. Prior to the Mergers, he was Former Sonus’ Senior Vice President, Worldwide Sales since September 2014, and was previously Former Sonus’ Interim Senior Vice President, Worldwide Sales and Marketing from July 2014 to September 2014 and Vice President and General Manager, Americas from May 2014 to July 2014. Prior to joining Former Sonus, from September 2011 to May 2014, he was the Executive Vice President, Sales at York Telecom Corporation, a global provider of unified communications and collaboration, cloud, and video managed services for large enterprise and federal government customers. Prior to his tenure at Yorktel, from February 2011 to September 2011, Mr. Swade acted as an independent consultant. From November 2010 to February 2011, Mr. Swade served as the Senior Vice President, Global Field Operations at Polycom, Inc. He was also Polycom, Inc.’s President, Europe from January 2010 to November 2010; Vice President, Service Provider and Unified Communications Sales from January 2008 to January 2010; and Vice President, Global Account Sales from January 2007 to January 2008.

Patrick Joggerst (59)

Mr. Joggerst will serve in the role of Worldwide Marking, Growth-related Worldwide Sales for the Company. Prior to the Mergers, he joined GENBAND in March 2015 as Executive Vice President and Chief Marketing Officer and in January 2016 became Executive Vice President of Global Sales and Marketing. Prior to that, Mr. Joggerst served as Vice President of Global Sales for BroadSoft, Inc., a software company, from August 2012 to September 2014. Prior to that, Mr. Joggerst was the Executive Vice President and General Manager for the Carrier Services & Solutions business unit at Aricent Group, a software company, from September 2009 to July 2012. Earlier positions held by Mr. Joggerst include: Senior Vice President of World-Wide Sales at NextPoint Networks (formerly NexTone), a software company, from January 2007 to September 2008, Executive Vice President of Global Sales and Marketing at Telcordia Technologies, a telecommunications software company, from October 2002 to January 2006, President of PrimeCo Personal Communications, L.P., a wireless telecommunications provider, from January 2002 to August 2002, President of Carrier Service at Global Crossing, a telecommunications company, from February 1998 to December 2001, as well as several executive positions at AT&T, a telecommunications company, from February 1981 to January 1998.

Kevin Riley (46)

Mr. Riley will serve as Chief Technology Officer, including Growth-related Research and Development, of the Company. Prior to the Mergers, he served as Former Sonus’ Senior Vice President, Engineering and Operations and Chief Technology Officer since February 2016. Previously, Mr. Riley served as Former Sonus’ Vice President, Engineering and Chief Technology Officer from July 2014 to January 2016; Vice President of Platform Engineering from October 2012 to July 2014; and a Sonus Fellow from May 2011 to September 2012. Prior to joining Former Sonus, he was the Software Development Director at Verivue, Inc., a content delivery network software company, from August

2009 to May 2011.

John McCready (53)

Mr. McCready will serve in the role of Core Research and Development, PLM for the Company. Prior to the Mergers, he was GENBAND’s Executive Vice President, Products and Corporate Development since July 2013. Prior to this role, Mr. McCready was a Senior Vice President responsible for the Product Management organization from May 2010 until July 2013. Mr. McCready held leadership roles at Nortel Networks Corporation, Carrier Multimedia Networks and Carrier Data Networks between January 2007 and May 2010 and between September 1991 and August 2001. Prior to that, Mr. McCready led the Marketing and Carrier Sales organizations at SavaJe Technologies Inc., a software developer, which was acquired by SUN Microsystems, now a wholly-owned subsidiary of Oracle Corporation. Prior to that, from August 2001 to February 2005, Mr. McCready was Vice President of Marketing at Phonetic Systems Ltd, which was acquired by Nuance Communications in 2005.

Steven Bruny (59)

Mr. Bruny will serve in the role of Global Operations, including Services and Manufacturing for the Company. Prior to the Mergers, he was Chief Operating Officer of GENBAND since January 2015. Mr. Bruny previously served as Senior Vice President of Major Accounts Sales for GENBAND beginning in July 2012. Prior to joining GENBAND, from July 2005 to March 2012, Mr. Bruny served as Chief Executive Officer of Aztek Networks, Inc., a telecommunications company, which was acquired by GENBAND in 2012. Prior to joining Aztek Networks, Inc., in 1999, Mr. Bruny co-founded Connexn Technologies, Inc., a telecommunications company, which was acquired by Azure Solutions, Ltd., in 2004. Prior to his position at Connexn Technologies, Inc., Mr. Bruny was Founder and CEO of IGS, a telecommunications software supplier, from 1993 to 1998. From 1988 to 1993, Mr. Bruny was also Founder and CEO of Information + Graphics Systems, Inc., a GIS software provider that was acquired by Hitachi Software Engineering in 1993.

Jeffrey Snider (53)

Mr. Snider will serve as General Counsel, Chief Administrative Officer, Secretary of the Company. Prior to the Mergers, he was Former Sonus’ Chief Administrative Officer since September 2012 and Former Sonus’ Senior Vice President, General Counsel and Secretary since June 2009. Prior to joining Former Sonus, from 2006 to 2008, Mr. Snider served in a dual legal and operating role as Executive Vice President and General Counsel of BMS, Inc., a provider of hardware, software and services to the legal industry. From 2003 to 2006, Mr. Snider was the Senior Vice President and General Counsel of Geac Computer Corporation, Ltd., a global software and services provider. Prior to Geac Computer Corporation, Ltd., Mr. Snider was Senior Vice President and General Counsel at Lycos, Inc., an industry-leading Internet conglomerate, from 1997 to 2002. Before his in-house career, Mr. Snider was a member of the Boston law firm of Hutchins & Wheeler from 1989 to 1997. Mr. Snider served as a Director on the Board of the New England Legal Foundation from 2001 to 2009, and was a Trustee of the Boston Bar Foundation from 2003 to 2007.

Rick Marmurek (52)	Mr. Marmurek will serve as Chief Accounting Officer of the Company. Prior to the Mergers, he served as Senior Vice President and Chief Accounting Officer of

GENBAND since 2014. Prior to that, Mr. Marmurek was Vice President of Tax and Treasury at GENBAND. Before joining GENBAND in 2011, Mr. Marmurek was Director of Tax with Nokia for the Americas region from 2000 to 2011. He has also held various tax positions at Alcatel and Coopers & Lybrand. He is a Certified Public Accountant.

Compensatory Plans

In connection with the consummation of the Mergers, the Company assumed the following equity compensation plans of Former Sonus: Ribbon Assumed Performance Technologies, Incorporated 2003 Omnibus Incentive Plan, Ribbon 2008 Stock Incentive Plan, Ribbon Assumed Performance Technologies, Incorporated 2012 Stock Incentive Plan, Ribbon Amended and Restated Stock Incentive Plan and Ribbon Amended and Restated 2000 Employee Stock Purchase Plan (the “Assumed Plans”), as well as certain outstanding awards granted under the Assumed Plans.

The information set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02.

Item 5.03                                           Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 27, 2017, in connection with the consummation of the Mergers and pursuant to the Merger Agreement, the Company amended and restated its certificate of incorporation (the “Former Restated Certificate of Incorporation”), which Former Restated Certificate of Incorporation is filed as Exhibit 3.1 hereto and is incorporated herein by reference, and amended and restated its bylaws (the “Amended and Restated By-laws”) to reflect the changes contemplated by the Merger Agreement and described in the Joint Proxy Statement/Prospectus.  Immediately following the Mergers, on October 27, 2017, the Company further amended and restated the Former Restated Certificate of Incorporation solely to change its name to “Sonus Networks, Inc.” (the “Restated Certificate of Incorporation”).

A description of the material terms and conditions of the Restated Certificate of Incorporation and Amended and Restated By-laws currently in effect can be found in the sections entitled “Description of New Solstice Capital Stock” and “Comparison of Stockholder Rights” in the Joint Proxy Statement/Prospectus. The descriptions do not purport to be complete and are qualified in their entirety by reference to the full text of the Restated Certificate of Incorporation and the Amended and Restated By-laws, which are filed as Exhibit 3.2 and Exhibit 3.3, respectively, hereto and are incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

To be filed by amendment not later than 71 calendar days after the latest date this Current Report on Form 8-K is required to be filed with the SEC.

(b) Pro Forma Financial Information.

To be filed by amendment not later than 71 calendar days after the latest date this Current Report on Form 8-K is required to be filed with the SEC.

Exhibit Number	Description of Exhibit

2.1*

Agreement and Plan of Merger, dated as of May 23, 2017, between Sonus Networks, Inc., Solstice Sapphire Investments, Inc., Solstice Sapphire, Inc., Green Sapphire Investments LLC, Green Sapphire LLC, GENBAND Holdings Company, GENBAND Inc. and GENBAND II, Inc. (incorporated by reference to Exhibit 2.1 to Amendment No. 3 to the Company’s Registration Statement on Form S-4 filed with the SEC on September 20, 2017 (File No. 333-219008)).

3.1	Restated Certificate of Incorporation of the Company (Pre-Mergers).
3.2	Restated Certificate of Incorporation of the Company (Post-Mergers).
3.3	Amended and Restated By-Laws of the Company.
99.1	Principal Stockholders Agreement, dated as of October 27, 2017, among the Company, Heritage PE (OEP) II, L.P. and Heritage PE (OEP) III, L.P.
99.2	Registration Rights Agreement, dated as of October 27, 2017, among the Company, Heritage PE (OEP) II, L.P. and Heritage PE (OEP) III, L.P.
99.3	Promissory Note issued on October 27, 2017.

* Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K and the Company agrees to furnish supplementally a copy of any omitted schedule and/or exhibit upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 30, 2017	SONUS NETWORKS, INC.

	By:	/s/ Jeffrey M. Snider
Jeffrey M. Snider
General Counsel, Chief Administrative Officer and Secretary